EXHIBIT 4.9

FOURTH SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE

DATED AS OF NOVEMBER 1, 2006

BETWEEN

LINCOLN NATIONAL CORPORATION

AS ISSUER

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.

AS TRUSTEE

FOURTH SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE, dated as of November 1, 2006 (the “Fourth Supplemental Subordinated Indenture”), between Lincoln National Corporation, a corporation duly organized and existing under the laws of the State of Indiana (the “Company”), and The Bank of New York Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association, Bank One Trust Company, National Association and The First National Bank of Chicago), as trustee (the “Trustee”), supplementing and amending the Junior Subordinated Indenture, dated as of May 1, 1996 (the “Indenture”).

WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for the future issuance of the Company’s junior subordinated debentures, notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Indenture;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company desires to enter into this Fourth Supplemental Subordinated Indenture to supplement and amend the Indenture, provided that such action shall not affect any Securities Outstanding of any series created prior to the date of this Fourth Supplemental Subordinated Indenture; and

WHEREAS, upon execution of this Fourth Supplemental Subordinated Indenture, the Indenture shall be modified, and every Holder of Securities of any series thereafter issued, authenticated and delivered under the Indenture (each a “Relevant Series”) shall be bound thereby.

NOW THEREFORE, for and in consideration of the premises, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms.

Unless the context otherwise requires:

(a) a term not defined herein that is defined in the Indenture has the same meaning when used in this Fourth Supplemental Subordinated Indenture;

(b) the definition of any term in this Fourth Supplemental Subordinated Indenture that is also defined in the Indenture shall supersede the definition of such term in the Indenture;

(c) a term defined anywhere in this Fourth Supplemental Subordinated Indenture has the same meaning throughout;

(d) the singular includes the plural and vice versa;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) the following term has the meaning given in this Section 1.1(f):

“Discharged” has the meaning provided in Section 2.1 hereof.

ARTICLE II

DEFEASANCE OF CERTAIN COVENANTS

Section 2.1 Termination of Company’s Obligations Under Certain Covenants.

Unless otherwise provided in a Board Resolution delivered to the Trustee pursuant to Section 3.1 of the Indenture or an indenture supplemental to the Indenture with respect to the Securities of any Relevant Series, the Company, at its option, either (a) shall be deemed to have been Discharged (as defined below) from its obligations with respect to the Securities of any Relevant Series on the ninety-first day after the applicable conditions set forth below have been satisfied or (b) shall cease to be under any obligation to comply with any term, provision, covenant or condition set forth in Sections 5.1, 5.3, 5.4, 8.1 and 10.5 of the Indenture as they relate to Section 5.1(3) of the Indenture, with respect to the Securities of any Relevant Series and any other covenants provided in a Board Resolution delivered to the Trustee pursuant to Section 3.1 of the Indenture or in an indenture supplemental to the Indenture with respect to the Securities of any Relevant Series at any time after the applicable conditions set forth below have been satisfied:

(1) the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Securities of any Relevant Series (A) money in an amount, or (B) Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day (or, if such day is not a Business Day, the first day preceding such day which is not a Business Day) before the due date of any payment, money in an amount, or (C) a combination of (A) and (B), sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal (including mandatory sinking fund payments) of and interest, if any, on the outstanding Securities of such Relevant Series on the dates such installments of principal and interest, if any, are due (taking into account any redemption pursuant to optional sinking fund payments notice of which redemption is provided to the Trustee at the time of the deposit referred to in this paragraph (1)):

(2) if the Securities of such Relevant Series are then listed on the New York Stock Exchange, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Company’s exercise of its option under this paragraph would not cause such Securities to be delisted;

(3) no Event of Default, or event which with the giving of notice or lapse of time, or both, would become an Event of Default, with respect to the Securities of such Relevant Series under Section 5.1 of the Indenture or under provision of any Board Resolution delivered to the Trustee pursuant to Section 3.1 of the Indenture or an indenture supplemental to the Indenture with respect to the Securities of such Relevant Series shall have occurred and be continuing on the date of such deposit and the Company shall have furnished to the Trustee an Officers’ Certificate to such effect; and

(4) the Company shall have delivered to the Trustee either (i) an Opinion of Counsel or (ii) a ruling from, or published by, the Internal Revenue Service, whichever of (i) or (ii) the Company shall determine, to the effect that Holders of the Securities of such Relevant Series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this Section 2.1 and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised.

“Discharged” means, for purposes of this Section 2.1, that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Securities of any Relevant Series and to have satisfied all the obligations under the Indenture relating to the Securities of such Relevant Series and under a Board Resolution delivered to the Trustee pursuant to Section 3.1 of the Indenture or an indenture supplemental to the Indenture with respect to the Securities of such Relevant Series (and the Trustee, at the expense of the Company, shall execute such instruments as may be requested by the Company acknowledging the same), except (A) the rights of Holders of Securities of any Relevant Series to receive, solely from the trust fund described above, payment of the principal of and interest, if any, on such Securities when such payments are due; (B) the Company’s obligations with respect to such Securities under Sections 3.4, 3.5, 3.6, 6.7, 6.10, 7.1, 10.2 and 10.3 of the Indenture; and (C) the rights, powers, duties and immunities of the Trustee hereunder. Notwithstanding the satisfaction and discharge of this Indenture with respect to any Relevant Series of Securities, the obligations of the Company to the Trustee and any predecessor Trustee under Sections 1.9 and 6.7 of the Indenture shall survive.

Section 2.2 Application of Trust Money.

All moneys and Government Obligations deposited with the Trustee pursuant to Section 2.1 and, with respect to Government Obligations, the principal and interest in respect thereof, shall be held irrevocably in trust and applied by it to the payment in accordance with the provisions of the Securities of any Relevant Series and this Indenture, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the Securities of such Relevant Series for the payment or redemption of which such money has been deposited with the Trustee, of all sums due and to become due thereon for principal and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

Section 2.3 Repayment to Company.

The Trustee and the Paying Agent shall promptly pay to the Company upon request any excess money or securities held by them at any time. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or interest on any Security and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 2.4 Indemnity for Government Obligations.

The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations.

ARTICLE III

REDEMPTION OF SECURITIES

Section 3.1 Election to Redeem; Notice to Trustee.

The first sentence of Section 11.2 of the Indenture is hereby replaced in its entirety by the following:

The election of the Company to redeem any Securities shall be evidenced by or pursuant to a Board Resolution or an Officers’ Certificate.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Subordinated Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

LINCOLN NATIONAL CORPORATION, as Issuer

By:	/s/ Frederick J. Crawford
Name:	Frederick J. Crawford
Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Duane Bernt
Name:	Duane Bernt
Title:	Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Janice Ott Rotunno
Name:	Janice Ott Rotunno
Title:	Vice President